UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  August 27, 2010

PDL BioPharma, Inc.

(Exact name of Company as specified in its charter)

000-19756
(Commission File Number)

Delaware	94-3023969
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation)

932 Southwood Boulevard
Incline Village, Nevada  89451
(Address of principal executive offices, with zip code)

(775) 832-8500
(Company’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

Press Release

On September 1, 2010, PDL BioPharma, Inc. (the “Company”) issued a press release with revenue guidance for the quarter ending September 30, 2010.  The Company notes that the royalty payment it received from Genentech was complete and without a reservation of rights.  A copy of the press release is attached hereto as Exhibit 99.1.

Detailed Product Sales, Royalties and Manufacturing

On September 1, 2010, the Company distributed to analysts covering or interested in covering the Company’s securities and posted to its website a summary of certain information underlying the Company’s receipt of royalty payments (the “Information Sheet”) to assist those analysts and its stockholders in valuing the Company’s securities.  The Information Sheet is based on information provided to the Company by its licensees and includes reported net sales revenues by licensed product, royalty revenue by licensed product and where certain licensed products are manufactured.  A copy of the Information Sheet is attached hereto as Exhibit 99.2.

Limitation of Incorporation by Reference

In accordance with General Instruction B.2. of Form 8-K, the information in this report, including the exhibits, is furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. This Current Report will not be deemed an admission as to the materiality of any information in the report that is required to be disclosed solely by Regulation FD.

Cautionary Statements

This filing, the press release and the Information Sheet include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could impair the Company’s royalty assets or business are disclosed in the “Risk Factors” contained in the Company’s 2009 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2010. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

Item 8.01 Other Events.

As previously disclosed, on August 13, 2010, the Company announced that it had received a facsimile letter from Genentech regarding Avastin®, Herceptin®, Lucentis® and Xolair® (the “Genentech Products”) sales in Europe.  In its letter, Genentech asserted that the Genentech Products do not infringe the supplementary protection certificates (“SPCs”) granted to PDL by various countries in Europe for each of the Genentech Products.

On August 31, 2010, the Company sent its reply to Genentech, stating that Genentech’s assertions are without merit.  In its response, the Company disagreed fundamentally with Genentech’s assertions of non-infringement with respect to the Genentech Products and cautioned that, in the 2003 settlement agreement between PDL and Genentech, Genentech had waived its right to challenge the validity of PDL’s patent rights, including its SPCs.  PDL has requested a meeting with Genentech to discuss resolving their differences regarding infringement of the Company’s SPCs by the Genentech Products.

On August 27, 2010, the Company filed a complaint in the Second Judicial District of Nevada, Washoe County, to enforce its rights against Genentech under the 2003 settlement agreement and seeking an order from the court declaring that Genentech is obligated to pay royalties to PDL on international sales of the Genentech Products.  The Company has not yet served its complaint on Genentech.

The settlement agreement was entered into as part of a definitive agreement resolving intellectual property disputes between the two companies at that time.  The 2003 settlement agreement limits Genentech’s ability to challenge infringement of PDL’s patent rights and waives Genentech’s right to challenge the validity of PDL’s patent rights, including its SPCs.  Certain breaches of the 2003 settlement agreement would subject Genentech to substantial liquidated and other damages.

The Company notes that the royalty payment it received from Genentech on August 27, 2010, was complete and without a reservation of rights.

On September 1, 2010, the Company issued a press release with the above information regarding Genentech.  A copy of the press release is attached hereto as Exhibit 99.1, and the section titled “Genentech Update” is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated September 1, 2010

99.2	Information Sheet, dated September 1, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PDL BIOPHARMA, INC.
(Company)

By:	/s/ Christine R. Larson
Christine R. Larson
Vice President and Chief Financial Officer

Dated:  September 1, 2010

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated September 1, 2010

99.2	Information Sheet, dated September 1, 2010